Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Form S-3 Registration Statement on Form S-1 of PokerTek, Inc. of our report dated March 31, 2010, relating to our audits of the consolidated financial statements and the financial statement schedules, which appears in the Annual Report on Form 10-K (as amended on Form 10-K/A Amendment No. 1 dated July 16, 2010) of PokerTek, Inc. for the year ended December 31, 2009.

We also consent to the reference to our firm under the captions “Corporate Governance” and “Interest of Named Experts and Counsel” in the prospectus, which is part of this Registration Statement.

/s/ McGladrey & Pullen, LLP
Charlotte, North Carolina
September 7, 2010